FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND  58802

ir@geoi.net

GEORESOURCES, INC. REPORTS 1st QUARTER 2004 EARNINGS

AND PROVIDES AN OPERATIONS UPDATE

Williston, ND, May 20, 2004 – GeoResources, Inc. (Nasdaq: GEOI) today reported first quarter 2004 net income of $84,000 or $0.02 per share on revenue of $1,152,000 compared to a 2003 first quarter net income of $162,000 or $0.04 per share on revenue of $1,135,000.  Net income declined primarily due to increased maintenance expense in Western Star Drilling and increased income tax expense. Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the year was $265,000, a 21% decrease from the prior year. 1

GeoResources sold 29,000 BOE or 322 BOE per day during the first quarter 2004 compared to 32,000 BOE or 359 BOE per day in the first quarter 2003.  The reduced production sold was attributable to normal production declines that were not offset by new production and approximately 1,000 extra barrels that remained in tanks at the end of the quarter due to delayed pickups from some of our lease tank batteries because of later winter weather conditions.

Very early in the second quarter the Company drilled the Grann et al 28-33 well in the Landa Field, Bottineau County, ND.  The well provided essential technical information to make an application for a new secondary recovery unit in the Landa Field.  On May 18, 2004 the Company petitioned the North Dakota Industrial Commission for the unitized management, operation and development of a portion of the field.  Our proposed name of the new unit is the Northwest Landa Madison Unit (NWLMU) and GeoResources would be the Unit Operator with an approximate 90% working interest.  As proposed, the NWLMU would have a total of nine wells, one of which would be converted to water injection.  We believe the unitization and water injection program would increase both reserves and production from the field at minimal incremental cost.

During the first quarter 2004 sales from our leonardite operations increased 21% over the same period in 2003.  Although our leonardite operations barely missed a positive gross margin during the quarter, we believe sales will continue to increase with sustained higher oil prices resulting in a positive gross margin in the near future.

Our Western Star Drilling subsidiary did not drill any wells for others or us during the first quarter a seasonally slow period due to weather conditions in the region.  The rig was moved and maintenance was completed during the quarter allowing the rig to commence drilling our Landa Field well on April 1.  After completion of our Landa Field well the rig was contracted to another operator and is currently drilling for that operator.

Company President J. P. Vickers said “Our first quarter 2004 earnings were not quite the level we had hoped, but operationally we believe our fundamental measures are strong and we see 2004 as being both a very busy and profitable year”.

1EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating us.  Our measure of EBITDA may not be the same as similar measures described by other companies.  EBITDA is calculated as follows:

	Quarter Ended	Quarter Ended
	March 31, 2004	March 31, 2003

Net Income (loss)	$ 84,000	$ 185,000
(Net income before cumulative
effect of changes in accounting principles.)
Add back:
Interest expense	18,000	22,000
Income tax	6,000	(33,000)
Depreciation and amortization	157,000	160,000
EBITDA	$ 265,000	$ 334,000

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2003, for meaningful cautionary language disclosure.

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GEORESOURCES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,

	2004	2003
OPERATING REVENUES:
Oil and gas sales	$ 896,325	$ 920,574
Leonardite sales	255,236	214,333
Drilling revenue	--	--

	1,151,561	1,134,907

OPERATING COSTS AND EXPENSES:
Oil and gas production	460,484	445,112
Cost of leonardite sold	258,134	227,089
Drilling costs	48,155	--
Depreciation and depletion	156,858	160,189
Selling, general and administrative	124,988	133,872

	1,048,619	966,262

Operating income	102,942	168,645

OTHER INCOME (EXPENSE):
Interest expense	(18,395)	(22,130)
Interest income	306	177
Other income, net	4,950	5,400

	(13,139)	(16,553)

Income before income taxes	89,803	152,092

Income tax (expense) benefit	(6,000)	33,000

Income before cumulative effect of
change in accounting principle	83,803	185,092

Cumulative effect on prior years accounting change, net of tax	--	(23,000)

Net income	$ 83,803	$ 162,092

EARNINGS PER SHARE:

Income before cumulative effect of accounting change	$ .02	$ .05
Cumulative effect of accounting change	--	(.01)

Net income, basic and diluted	$ .02	$ .04

PRO FORMA AMOUNTS, assuming retroactive application
of new accounting method:

Net income	$ 83,803	$ 185,092

Net income per share, basic and diluted	$ .02	$ .05